EILER CAPITAL ADVISORS, LLC 3775 EP True Pkwy, Suite 150 West Des Moines, IA 50265 office (515) 226-2135 cell (515) 321-2052 fax (877) 471-8379 email jeiler@eilercapital.com web www.eilercapital.com

PRIVILEGED AND CONFIDENTIAL
29 October 2012

Mr. Chuck Sand, Chairman
Soy Energy, LLC
4172 19th Street SW
Mason City, IA 50401
Dear Mr. Sand:

1.    Engagement of ECA. Eiler Capital Advisors, LLC (“ECA”) is pleased to confirm our engagement by Soy Energy, LLC (the “Company” or “SOY”) to serve as its financial advisor in connection with the recapitalization and/or sale of the Company and the solicitation of equity capital (“Equity”), and possible asset sale (“Sale”), or together a “Transaction”). The purpose of this engagement agreement letter (“Agreement”) is to outline the roles, responsibilities and compensation to ECA acting on behalf of the Company in the negotiation and funding of the Transaction (“Services”).

For a period of six months from the date of execution of this Agreement, on a best efforts basis, ECA will serve in a capacity as the Company's agent with regard to soliciting a capital Transaction. ECA's specific responsibilities shall include:

I	Whereas SOY has extinguished its working capital and needs to raise a minimum of $8 million of new capital to maintain or reopen the plant:

a)	ECA will represent SOY in negotiations for a Transaction;

b)
Analyze and solicit the issuance of $8 million equity in the form of common or preferred equity instruments or contributing SOY's ownership interests into a new ownership (“NEWCO”) entity. Potential scenarios include:

i    Equity invested into SOY maintaining the SOY governance entity

ii	Equity contributed to a NEWCO with SOY as a partial owner of NEWCO
iii    Asset sale of the plant

c)	Analyze and solicit the potential Sale of the plant;

d)	Develop and implement on a best efforts basis a capital plan to attract the defined additional capital and maintain all current credit covenants;

II	Prepare a confidential marketing memorandum based on the Company's business plan for presentation to strategic and financial institutional capital sources for consideration of investing in SOY;

a)	distribute the Memorandum to acceptable Equity capital sources;

b)	oversee lender/investor due diligence;

c)	evaluate proposals from capital sources;

d)	assist the Company throughout the negotiation of the Transaction; and

III	Maintain the most generous ownership stake for current investors and management while attracting institutional investors with additional capital investment capabilities;

IV	Any other Services as mutually agreed to by ECA and the Company.

2.    Sale of Securities. This engagement for Services will be personally conducted by James Eiler, a registered representative with LWBJ Investment Services, LLC (“LWBJIS”), a FINRA registered broker dealer. All securities activities, if any, shall be conducted by such parties in their capacity as registered representatives of LWBJIS. If the transaction moves toward the issuance of securities, a separate engagement will be required between the Company and LWBJIS, however, the fees incurred for the Transaction will not exceed the agreed amounts contained within this Agreement on Schedule I.

3.    No Guarantees or Commitments. It is acknowledged and agreed that ECA's engagement is strictly on a best efforts basis and that the success of the Transaction will be subject to, among other things, market conditions. ECA does not represent a guarantee to deliver a specific amount of capital to the Company at any time. It is our understanding that the Company is interested in placing the capital in the form of equity capital. As described above, ECA intends to seek these sources of capital through our respective efforts. However, it is acknowledged that the final allotment of capital will be determined by a decision of the Company. This engagement letter shall not represent a commitment by ECA or any of its affiliates to provide any debt or equity financing to the Company.

4.    Fees. The Company shall pay ECA the fees set forth on the attached Schedule I. In addition, the Company agrees to reimburse ECA periodically for reasonable out-of-pocket expenses as more fully set forth on Schedule I.

5.    Co-Placement Agent. The Company and ECA agree that ECA may enter into a co-placement agreement with one or more other investment banking firms or advisors to work with ECA in performing its duties under this Agreement. With respect to such co-placement agreements, ECA may agree to such terms and conditions regarding sharing of compensation and other rights under the Agreement as it may determine with such co-placement agents. ECA shall be permitted to be reimbursed for expenses of co-placement agents within the limitations provided above, however, the total Capital Placement Fees paid directly or indirectly to ECA and other co-placement agents will not exceed the fee structure outlined on Schedule I. Notwithstanding any other provision of this Agreement, the Company and ECA agree that any such co-placement agent shall be a third party beneficiary of Company's obligations to ECA under this Agreement.

6.    Indemnification. It is our policy to receive indemnification on engagements such as this. The Company agrees to the provisions with respect to the Company's indemnity of ECA and other matters set forth on the attached Schedule II.

7.    Termination. Either party may terminate this engagement at any time with or without cause by giving written notice to the other, which termination shall be effective immediately. ECA will, however, be entitled to the Capital Placement Fee(s) set forth in Schedule I if within 6 months after the termination or expiration of this engagement an agreement is entered into with respect to a Transaction with any of the parties (or their affiliates) identified by ECA during the term of this Agreement. Upon termination, ECA will also be entitled to prompt payment of all fees payable prior to such termination and reimbursement of all out-of-pocket expenses as described in Section 3. The terms of our engagement relating to the payment of all fees, indemnification, and contribution shall survive the termination or expiration of our engagement.

8.    Confidentiality. Please note that any advice or opinion provided by ECA in connection with our engagement is solely for the information and assistance of the Board of Directors and executive management of the Company, and shall not be disclosed to any third party or circulated or referred to publicly without our prior written consent.

9.    Company Information. The Company agrees to furnish, or cause to be furnished, to ECA such information and data relating to the Company and the scope of our engagement that is within its control and not subject to contractual or legal restrictions as to the disclosure of such material, as ECA determines is reasonably appropriate, and agrees to provide ECA with access to the Company's officers, directors, employees, consultants, counsel, and independent accountants. The Company agrees to inform ECA promptly of any material developments that concern or could affect the Company or the scope of our engagement.

You acknowledge that ECA will rely upon the completeness and accuracy of the information furnished to us without undertaking independent verification and we do not assume responsibility for the completeness or accuracy of such information. It is specifically understood that you will not base your decisions regarding whether and how to pursue a transaction solely on our advice, but will also consider the advice of your legal, tax and other business advisors and such other factors which you consider appropriate.

The Company represents and covenants that to the best of its knowledge (i) all written information (other than projections and other forward-looking information) provided directly or indirectly by the Company in connection with the Transaction contemplated hereunder, including but not limited to any offering materials, is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any material untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (in light of the circumstances under which they were made) and (ii) the projections that have been or will be made available to ECA by the Company have been and will be prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time made (it being understood and agreed that actual results may differ from the projections and such differences may be material). You agree that if at any time prior to closing of the Transaction, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances. We will assist in the preparation of offering materials, but the Company shall be ultimately responsible for the form and substance contained therein.

10.    Limitation of engagement. You agree that ECA has been retained to act solely as your financial advisor to the Company and not as an advisor to or agent of any other person, and that our engagement is not intended to confer rights upon any person not a party hereto (including shareholders, employees or creditors of the Company) as against ECA or its affiliates, or their directors, officers, employees or agents. ECA is an independent contractor and shall not assume the responsibilities of a fiduciary to the Company or its shareholders in connection with the performance of services under this engagement, and any duties arising out of this engagement shall be owed solely to the Company. Company further acknowledges and agrees that ECA will not make any independent appraisal of the value of the Company or its assets.

11.    Publication. ECA may, at its option and expense and without the reimbursement from the Company, place an advertisement announcing the successful closure of a Transaction in newspapers, periodicals, or ECA corporate literature as it may choose with the prior consent of the Company.

12.    Entire agreement. This engagement letter constitutes the entire agreement between ECA and the Company with respect to the subject matter hereof and shall supersede any prior written or oral agreements between us. The rights and obligations you may have to ECA or its affiliates under any credit or other agreement are separate from your rights and obligations under this engagement and will not be affected by ECA's services hereunder.

13.    Governing law; venue. This engagement is governed by the laws of the State of Iowa, without regard to principles of conflicts of laws. The parties hereby submit to the non-exclusive jurisdiction of the United States District Court for the District of Iowa and the trial courts of the State of Iowa and consent to the personal jurisdiction of such courts for the purposes of this engagement.

14.    No legal or other advice. The Company understands and acknowledges that any assistance provided by ECA, particularly respecting the preparation of any Memorandum, is not intended to nor shall constitute the provision of legal, accounting or tax advice, and that Company should be represented by its own competent counsel and/or other professionals to advise it on any potential Transaction.

15.    Representations of the Company. This Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on the Company. The Company further represents and warrants that the Company is in all respects qualified and has the legal capacity to accept any commitment(s) respecting any Transaction being arranged by ECA, subject to authorization by Company.

16.    Miscellaneous. This engagement may not be assigned by either party without the prior written consent of the other party; provided, however, that ECA may assign its respective rights and obligations hereunder, in whole or in part, to any of their affiliates, and upon such assignment, Advisors or ECAIS, as applicable, shall be released from the portion of its commitment hereunder that has been assigned. This engagement letter has been made solely for the benefit of the Company, ECA, the indemnified persons(s) and their respective permitted successors and assigns, and no other person shall acquire or have any right under or by virtue of this engagement. The terms of this engagement shall be binding upon and inure to the benefit of the Company, ECA, the indemnified person(s) and their respective permitted successors and assigns, and may only be amended by a written instrument executed by all parties.

If the terms of this engagement are acceptable to you, please sign and date the enclosed copy of this letter and return it to ECA. We are delighted to accept this engagement and look forward to working with you.

ECA Capital Advisors, LLC

By: /s/ James Eiler
James W. Eiler, Principal

Agreed and Accepted as of
this 31 day of October, 2012.

Soy Energy, LLC

By: /s/ Charles Sand
Name: Charles Sand
Title: Chairman

SCHEDULE I-FEE SCHEDULE

REIMBURSEMENT OF EXPENSES:

The Company agrees to reimburse ECA, upon providing the Company reasonable evidence of such expenses, for all out-of-pocket expenses (without markup) reasonably incurred by ECA in connection with the Services, including but not limited to legal fees and expenses, copying or printing expenses, mailing costs, telephone charges, research expenses, travel, lodging, etc. ECA will be reimbursed for all such expenses regardless of whether or not a Transaction is consummated. Prior approval by SOY will be obtained for any individual expense estimated to be greater than $250.

TRANSACTION FEES:

MONTHLY RETAINER

None

CAPITAL PLACEMENT FEE TO ECA

For purposes of this Agreement, Total Consideration (“Total Consideration”) is defined as follows: (a) whether a Sales Transaction takes the form of a sale of stock or a sale of assets and an assumption of liabilities or capital leases, the writing of a note by Buyer to the Seller, or any carried equity interests or reinvested capital, the amount of the Total Consideration shall be deemed to be all forms of payment by cash or cash equivalents, by stock (includes pro rata ownership percentage of negotiated merger value and/or negotiated market value of Seller carried interest) or contract including, but not limited to, the fair market value of the assets sold plus the fair market value of any liabilities or capital leases so assumed and the face value of any notes written, carried equity interests or reinvested capital, earn-outs, any payment paid into any escrow or liquidating trust, royalties or licenses, (b) if a Sales Transaction is effected in more than one step (e.g., through a tender offer followed by a merger) the term “Sales Transaction” shall be deemed to include, on a collective basis, each such step, and (c) the value of any consideration other than cash shall be determined in good faith through the mutual agreement of Company and ECA. Total Consideration shall also include any current asset or interim earnings kept by the Company as an integral part of the sales agreement.

A percentage of the gross capital from the placement of Equity and/or partial or complete Sale of the Company the Capital Placement Fee is calculated as follows:

TYPE OF TRANSACTION	FEE
The obtaining of equity capital for the Company (preferred stock or common equity of any type or form) with the fee based upon the total amount of committed equity, regardless of form.	5%
In the complete or partial Sale of the Company the fee is based on the Total Consideration as defined above.	5%
a) Additional equity investment from current SOY unitholders is exempt from this Equity Capital Placement Fee.
b) The Capital Placement Fee will be reduced 60% (to 2.00% of committed equity of Total Consideration) for those parties previously contacted/identified by the Company. These waived capital sources are limited to the companies and their affiliates listed and agreed to be ECA on Addendum A.

ECA agrees to cap their Capital Placement Fee at $250,000.

PAYMENT OF CAPITAL PLACEMENT FEES

Payment of any fees and expenses due ECA for Services shall be paid as a condition to Closing of any Capital Placement or Transaction via wire transfer. Execution of this Agreement shall represent valid advance notification and permission to ECA to contact, in advance of a Closing, any party(s) participating in the Closing(s) of any Capital Placement or

Transaction, to effect a wire transfer in settlement of all fees and expenses due ECA at Closing.

SCHEDULE II -INDEMNIFICATION AGREEMENT

In the event that ECA becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with or as a result of either this arrangement or any matter referred to in the letter agreement to which this Schedule II is attached (the “Agreement”), the Company periodically will reimburse ECA for its reasonable and documented legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that if it is found in any such action, proceeding or investigation that any loss, claim, damage or liability of ECA has resulted from the gross negligence or bad faith of ECA in performing the services which are the subject of the Agreement, ECA shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of ECA which is the subject of such finding.

The Company also will indemnify and hold ECA harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Agreement, except to the extent that such have been found by a final, non-appealable judgment of a court that any such loss, claim, damage or liability results from the gross negligence or bad faith of ECA in performing the services that are the subject of the Agreement. If for any reason the foregoing indemnification is unavailable to ECA or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by ECA as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and ECA on the other hand in the matters contemplated by the Agreement as well as the relative fault of the Company and ECA with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of ECA and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, ECA, any such affiliate and any such person.

The Company also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company have been found by a final, non-appealable judgment of a court to have resulted from the gross negligence or bad faith of such indemnified party in performing the services that are the subject of the Agreement; provided, however, that in no event shall such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party's or such other parties' activities related to the Agreement.

The Company shall not be required to indemnify ECA for any amount paid or payable by ECA in the settlement of any action, proceeding or investigation without the written consent of the Company, which consent shall not be unreasonably withheld or delayed. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Agreement is hereby waived by the parties hereto. The provisions of this Schedule II shall survive any termination or completion of the arrangement provided by the Agreement and shall be governed by and construed in accordance with the laws of the State of Iowa without regard to principles of conflicts of laws. To the fullest extent permitted by applicable law, the Company hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the District of Iowa and the trial courts of the State of Iowa in respect of any suit, action or proceeding arising in connection with or as a result of either this arrangement or any matter referred to in the Agreement and irrevocably agree that all claims in respect of such suit, action or proceeding may be heard and determined in any such court.

END OF SCHEDULE II

ADDENDUM A

CAPITAL SOURCES AND THEIR AFFILIATES MUTUALLY AGREED TO BY ECA AND
SOY THAT QUALIFY FOR A 2.00% CAPITAL PLACEMENT FEE FOR NEW EQUITY
AND/OR PARTIAL OR COMPLETE SALE OF THE COMPANY:

REGI

Flint Hills Renewable

Gavilon, LLC

Tenaska Biofuels, LLC

INTL FCStone Inc.

Cargill CHS

ADM

AGP

Bunge

Musket (LOVE Truckstops)

Pilot/Flying J Truckstops

POET

Valero

Green Plains Renewable Energy

DAK

Feed Energy Company